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                                                               EXHIBIT 23.01

INDEPENDENT AUDITORS' CONSENT


     We consent to the use in the Post-Effective Amendment ("PEA") No. 1 to Registration Statement ("RS") for Morgan Stanley Spectrum Currency L.P. ("Spectrum Currency"), RS No.333-84654, PEA No. 6 to 333-90475 for Morgan Stanley Spectrum Global Balanced L.P., PEA No. 1 for Morgan Stanley Spectrum Select L.P., RS No. 333-84656, PEA No. 6 for Morgan Stanley Spectrum Strategic L.P., RS No. 333-90487 and PEA No. 1 for Morgan Stanley Spectrum Technical L.P., RS No. 333-84654 (collectively, the "Partnerships") of our report dated February 15, 2002 (August 31, 2002 as to Note 7), relating to the statements of financial condition, including the schedule of investments as of December 31, 2001, of the Partnerships as of December 31, 2001 and 2000 and the related statements of operations, changes in partners' capital, and cash flows for the year ended December 31, 2001 and for the period from July 3, 2000 (commencement of operations) to December 31, 2000 for Spectrum Currency, and for each of the three years in the period ended December 31, 2001 for the other above mentioned Partnerships appearing in the Supplement to Prospectus dated April 30, 2002 which is a part of such Registration Statements.

     We also consent to the use of our report dated January 11, 2002 relating to the statements of financial condition of Demeter Management Corporation as of November 30, 2001 and 2000 appearing in the Supplement to Prospectus dated April 30, 2002, which is part of such Registration Statements.

     We also consent to the reference to us under the heading "Experts" in the Prospectus dated April 30, 2002, appearing in such Registration Statements.


/s/ DELOITTE & TOUCHE LLP


New York, New York
December 20, 2002